EXHIBIT 99
                              SPECTRASCIENCE, INC.

EXHIBIT 99: FORWARD-LOOKING STATEMENTS

CAUTIONARY STATEMENT IDENTIFYING IMPORTANT FACTORS THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER FROM THOSE PROJECTED IN FORWARD-LOOKING STATEMENTS.

            SPECTRASCIENCE, Inc. (the "Company") desires to take advantage of the "safe harbor" provisions contained in the Private Securities Litigation Reform Act of 1995 (the "Act"). Contained in this Form 10-QSB are statements which are intended as "forward-looking statements" within the meaning of the Act. When used in this Form 10-QSB, in future filings by the Company with the Securities and Exchange Commission, in the Company's press releases and in any other written or oral statements made by the Company, words or phrases such as "may," "expects," "will continue," "is anticipated," "management believes," "estimate," "projects," "hope" or expressions of a similar nature are intended to identify forward-looking statements within the meaning of the Act. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from those results presently anticipated or projected. These risks and uncertainties include, but are not limited to, the factors listed under the caption "Risk Factors" below. The Company wishes to caution readers not to place undue reliance on forward-looking statements. Readers are advised that the factors listed below may have affected the Company's performance in the past and could affect future performance. These factors are in addition to any other cautionary statements, written or oral, which may be made or referred to in connection with any forward-looking statements or contained in any subsequent filings by the Company with the Securities and Exchange Commission. New factors may emerge from time to time, and it is not possible for the Company to predict all of such factors, nor can the Company assess the impact of each factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. The forward-looking statements contained in this exhibit are made as of the date of this Form 10-QSB, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.


                                  RISK FACTORS


LIMITED OPERATING HISTORY; SIGNIFICANT AND CONTINUING LOSSES

            We have generated minimal revenues to date, no revenues on the Optical BiopsyTM System (the "OBS"), and have sustained significant operating losses each year since our inception. To date, our efforts have been directed primarily toward researching, developing, testing and obtaining regulatory clearances for our products. Our net losses for the years ended December 31, 1997 and 1998 were approximately $1.64 million and $2.41 million, respectively. We had an accumulated deficit of approximately $46.5 million as of December 31, 1998. Of this amount, approximately $11.9 million has been incurred since October 1992 when we began development of our current products and changed our name. Our ability to achieve profitable operations will be largely dependent on obtaining regulatory approval and reimbursement codes for, and successfully commercializing, the OBS and other future products. We expect further operating losses at least through the end of calendar year 2000 as we conduct outcome-based clinical trials, expand research and development activities, establish production level manufacturing capabilities and develop sales and marketing activities. We can provide no assurance that we will be able to successfully commercialize any of our potential products, achieve significant revenues or achieve or sustain profitability.



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UNCERTAINTY OF HEALTH CARE REIMBURSEMENT

            The Company plans to market and sell the OBS and other products primarily through hospitals and clinics. In the United States, the purchasers of medical devices generally rely on Medicare, Medicaid, private health insurance plans, health maintenance organizations and other sources of third party reimbursement for health care costs to reimburse all or part of the cost of the procedure in which the medical device is used. Sales of the OBS and other proposed products will be substantially dependent on the availability of adequate reimbursement from third-party payors of procedures carried out through use of the Company's products.

            The OBS is not currently approved for reimbursement by third party payors, and there can be no assurance that the OBS will be approved for any third party reimbursement, even if it proves to play a significant role in the early detection and subsequent treatment of colorectal cancer. Third-party payors are increasingly challenging the pricing of medical products and procedures. Even if a procedure is eligible for reimbursement, the level of reimbursement may not be adequate. Additionally, payors may deny reimbursement if they determine that the device used in a treatment was unnecessary, inappropriate or not cost-effective, experimental or used for a non-approved indication. Any failure to obtain third-party reimbursement for diagnostic procedures using the Company's products or treatment procedures that rely on the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations.

            The Company is unable to predict what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future, or what effect such legislation or regulation would have on the Company. Reforms may include mandated basic health care benefits, controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, greater reliance on prospective payment systems, the creation of large insurance purchasing groups and fundamental changes to the health care delivery system. The Company anticipates that Congress and state legislatures will continue to review and assess alternative health care delivery systems and payment mechanisms. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, the Company cannot predict which, if any, of such reform proposals will be adopted, when such proposals may be adopted or what impact they may have on the Company.



NO ASSURANCE OF TIMELY REGULATORY APPROVAL; GOVERNMENT REGULATION

            Medical product design, manufacture, labeling, distribution and marketing is subject to extensive and rigorous government regulation in the United States and internationally. Obtaining the required regulatory approvals can be a lengthy, expensive and uncertain process. The United States Food and Drug Administration ("FDA") classifies medical devices into one of three classes, Class I, Class II or Class III. The controls deemed necessary by the FDA to ensure the safety and efficacy of the device determine how it is classified. Class I devices are those devices for which the safety and efficacy can reasonably be ensured through the use of general controls such as labeling, adherence to the FDA's Quality System Regulations ("QSR") requirements and the 510(k) process of marketing pre-notification. Class II devices are those devices for which the safety and efficacy can reasonably be ensured through implementation of general and special controls, such as performance standards, post-market surveillance, patient registries and FDA guidelines. Class III devices are generally those devices that must receive Pre-Market Application ("PMA") approval to ensure their safety and efficacy. These devices are generally life-sustaining, life-supporting or implantable devices. They also include devices that are not substantially equivalent to a legally marketed Class I or Class II device or to a Class III device first marketed prior to May 28, 1976 for which a PMA has not yet been requested by the FDA. The OBS is a Class III device that requires PMA approval prior to commercialization.


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            Securing FDA clearance requires the submission to the FDA of extensive clinical data and supporting information. The process of obtaining FDA clearance and other required regulatory approvals is lengthy, expensive, uncertain and typically requires from 180 days to several years from the date of PMA filing with the FDA, if pre-market approval is obtained at all. We can provide no assurance that the FDA will approve our PMA application for the OBS, that the FDA will not request additional data or otherwise require us to conduct further clinical trials, which would cause us additional delay and expense. Additionally, further clinical trials, if required by the FDA, may identify significant technical or other obstacles to be overcome before necessary regulatory approvals will be granted. Other risks attendant to the clinical trials include the unpredictability of the time frame for completion due to possible patient unavailability, potential changes in hospital procedures and policies, and potential changes in the principal investigators leading such clinical trials. Even if such obstacles are identified and overcome, regulatory approval for, and resulting commercialization of, the OBS may be delayed. If the FDA requires further clinical trials and the OBS does not prove to be safe and effective, or if we cannot obtain regulatory approval or successfully commercialize the OBS, our business, financial condition and results of operations will be materially adversely affected.

            To obtain FDA clearance to market our products, we will be required to adhere to the FDA's QSR requirements. Other countries have similar regulations, such as ISO 9001 standards in the European Union, which include testing, control, and documentation requirements. Federal and state agencies in the United States, and comparable agencies in other countries, conduct inspections to monitor compliance with QSR or ISO 9001 standards and other applicable regulatory requirements. If we fail to comply with these standards or other regulatory requirements, we may be required to take corrective actions, such as modifying our manufacturing policies and procedures. In addition, we may be required to cease all or part of our operations for some period of time until we can demonstrate that appropriate steps have been taken to comply with QSR or ISO 9001 regulations. We can provide no assurance that we will not experience difficulties as we develop our manufacturing capabilities or that future audits by regulatory authorities will find us to be in compliance with QSR or ISO 9001 standards. Failure to develop our manufacturing capabilities in compliance with QSR or ISO 9001 standards would prohibit us from manufacturing and distributing our products, which could have a material adverse effect on our business, financial condition and results of operations.

            Sales of medical devices outside the United States are subject to regulatory requirements that vary from country to country with respect to the time typically required for approval and the degree of investigation. The European Union adopted a Medical Device Directive, which was implemented in all countries of the European Union in July 1998. Under this directive, we are required to obtain ISO 9001 certification or undergo type testing on our products in order to affix the required CE mark to our products. Once affixed, the CE mark, which is an international symbol of adherence to certain quality assurance standards and compliance with applicable European medical device directives, enables a product to be sold in member countries of the European Union. We have registered with a notified body to begin the ISO 9001 certification process, and also plan to obtain CE mark registration for our products. We can provide no assurance that we will be able to obtain regulatory approvals in such countries on a timely basis or at all, or that we will not incur significant costs in obtaining or maintaining non-U.S. regulatory approvals. Delays in or failure to receive such approvals, failure to comply with existing or future regulatory requirements or the loss of previously obtained approvals would have a material adverse effect on our business, financial condition and results of operation.


            Regulatory approvals, even if granted, may impose significant limitations on the indicated uses for which the product may be marketed. In addition, the FDA and certain foreign regulatory authorities may impose numerous other requirements with which medical device manufacturers must comply. Product approvals could be withdrawn for failure to comply with regulatory standards or the occurrence


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of unforeseen problems following the initial marketing. Failure to comply with applicable regulatory requirements, including the marketing of products for unapproved uses, could result in actions such as fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal by a government to grant pre-market approval for devices, withdrawal of approvals and criminal prosecution. Any such failure to receive regulatory approval for the OBS or any other products we may develop would have a material adverse effect on our business, financial condition and results of operations.


DEPENDENCE ON PRINCIPAL PRODUCT

            We have not yet commercialized any of our products, and anticipate that for the foreseeable future we will be solely dependent on the successful development and commercialization of the OBS. The OBS will require additional regulatory approvals before it can be marketed internationally. Although we currently expect to receive PMA approval from the FDA in the first half of 1999 and expect to begin commercializing the OBS shortly thereafter, there can be no assurance that our development efforts will be successful or that the OBS will be proven to be safe or effective, approved by regulatory authorities, eligible for reimbursement codes, capable of being manufactured in commercial quantities at acceptable costs or successfully marketed. In addition, there can be no assurance that demand for the OBS will be sufficient to allow profitable operations. Even though we are in the process of developing new products in addition to the OBS, there can be no assurance that such development efforts will be successful or that any resulting products will achieve market commercialization. Failure of the OBS to be successfully commercialized would have a material adverse effect on our business, financial condition and results of operations.


NEED FOR ADDITIONAL CAPITAL; UNCERTAINTY OF ADDITIONAL FINANCING

            The development of future products will require us to commit substantial funds to conduct research and development, establish commercial scale manufacturing capabilities, and develop sales and marketing capabilities to market the products. Our future capital requirements will depend on many factors, including the progress and timing of our research and development, the scope, design and results of our clinical trials, the time and expense required to obtain regulatory approvals, the rate of technological advances, the determination of the commercial potential of our products (which may be dependent upon receiving reimbursement codes), the status of competitive products and our ability to establish manufacturing capacity. We anticipate that our current funds will be adequate to satisfy capital requirements at least through fiscal year 1999 but that we will need to raise substantial additional funds to commercialize the OBS and develop future products. These funds may be raised through additional public or private offerings, strategic partnerships or other means. We can provide no assurance that additional financing will be available, or that it will be available on terms favorable to the Company or its shareholders. If we are not able to obtain additional financing when needed, we may have to significantly curtail our operations or obtain financing through strategic partners on terms that might require us to relinquish significant rights to our technology or potential markets.


LIMITED MANUFACTURING AND MARKETING EXPERIENCE FOR PRODUCTS; UNCERTAINTY OF MARKET ACCEPTANCE

            There have been no sales to date, and we anticipate that revenues from sales of our products will not be significant for at least another year. For the Company to be financially successful, we must manufacture our products in accordance with regulatory requirements and in commercial quantities. We must do this while maintaining appropriate quality levels and acceptable costs. We have no experience manufacturing our products in the volumes that will be necessary for us to achieve significant


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commercial sales, and there can be no assurance that reliable, high-volume manufacturing capacity can be established or maintained at commercially reasonable costs. If we receive FDA or foreign approval for the OBS or any other products, we will need to expend capital resources and develop the necessary expertise to establish production level manufacturing capabilities. Manufacturers often encounter difficulties in scaling up production of new products, including problems involving production yields, quality control, component supply shortages, lack of qualified personnel, compliance with applicable regulations, and regulatory approval of new manufacturing processes. We believe that our current facility will be adequate to support our commercial assembly and manufacturing activities in the near term but that additional space may be required within the next two years in order to commercialize the OBS.

            Even if we are able to manufacture the OBS in commercial quantities, there can be no assurance that our products will be acceptable to the market. There are many reasons potential products that appear promising are not successfully commercialized. Newly developed products may not receive regulatory approval or be successfully introduced and marketed at prices that would permit profitable operations. Failure of any of our products to achieve market acceptance could have a material adverse effect on our business, financial condition or results of operations.

            We intend to market and sell some of our products directly, while relying on sales and marketing expertise of corporate partners for other products. However, because we have limited experience in direct marketing of our products, we can provide no assurance that such direct marketing will be successful.


LACK OF SALES AND MARKETING EXPERIENCE; RELIANCE ON DISTRIBUTORS AND CORPORATE PARTNERS

            At present, the Company has limited marketing and sales capability. Although we intend to establish an in-house sales, marketing and business development group to assist in the commercialization of our products worldwide and to provide clinical education to physicians, nurses and laboratory technicians, our future success may depend, in part, on our ability to enter into and successfully develop strategic partnerships and relationships with distributors to market and distribute our products. We intend to sell our products in the United States and outside the United States through strategic partners and international distributors, and are currently seeking to enter into relationships with such strategic partners and international distributors. Although we have participated in preliminary discussions with certain potential strategic partners and international distributors, we have not yet entered into any definitive agreements with such potential strategic partners and distributors. The prospects for relationships with strategic partners and distributors will depend on the other parties' interests in the specific products involved and their willingness and ability to perform in the role we contemplate. We may have limited or no control over the resources that any particular strategic partner or distributor devotes to its relationship with us. Moreover, there can be no assurance that we will be successful in locating qualified parties with which to enter into strategic partner or distributor relationships or that any such relationships can be maintained or will ultimately prove beneficial to us. In the event we are not successful in developing such relationships, or if such relationships do not prove successful, our business, financial condition and results of operations could be materially adversely affected.


UNCERTAIN ABILITY TO MANAGE GROWTH

            In order to complete clinical trials in progress, prepare additional products for clinical trials, and develop future products, we believe we will be required to expand our operations, particularly in the areas of research and development, manufacturing, quality assurance and sales and marketing. We expect to finance the expansion of operations and any necessary improvements of our information


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systems through a combination of sales of the OBS and equity contributions by potential distributors and corporate partners. Whether we can successfully manage the transition to a larger-scale commercial enterprise will depend upon a number of factors, including our ability to obtain additional regulatory approvals and increase our commercial manufacturing, sales and marketing capabilities, as well as our ability to establish relationships with distributors in the United States and internationally. Our inability to establish such capabilities and relationships would have a material adverse effect on our business, financial condition and results of operations.

            As we expand our operations, such expansion will likely result in new and increased responsibilities for management personnel. To accommodate any such growth and compete effectively, we will be required to implement and improve our information systems, procedures and controls, and to expand, train, motivate and manage our work force. We can provide no assurance that our personnel, systems, procedures and controls will be adequate to support our future operations or that our capabilities, procedures or controls will be designed, implemented or improved in a timely and cost-effective manner. Any failure to implement and improve our operational, financial and management systems or to expand, train, motivate or manage employees as required by future growth, if any, would have a material adverse effect on our business, financial condition and results of operations.


DEPENDENCE ON PATENTS, PROPRIETARY RIGHTS AND LICENSES

            Our success depends and will continue to depend in part on our ability to maintain patent protection for our products and processes, to preserve our trade secrets and to operate without infringing upon the proprietary rights of third parties. Although we have filed or been awarded a number of patents that we hope to exploit commercially, we can provide no assurance that the patents will afford protection against competitors with similar technology. The validity and breadth of claims covered in medical technology patents involve complex legal and factual questions and, therefore, may be highly uncertain. We also rely upon proprietary technology that is not patented. We can provide no assurance that we will be able to protect our rights to such unpatented proprietary technology or that others will not duplicate or independently develop substantially equivalent technology.

            We may be required to obtain licenses to patents or other proprietary rights of third parties in order to manufacture and market certain products. We can provide no assurance that we will be able to license such technology at a reasonable cost, if at all. If we do not obtain such licenses, we could face delays in introducing such products while we attempt to design around such patents. We can provide no assurance that we would be able to design around such patents or, even if successful, we could find that the development, manufacture or sale of such products could be adversely affected.

            In addition, we could incur substantial costs in defending suits brought against us on such patents or in suits in which we may assert our patent rights against another party. There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry. Litigation, which could result in substantial cost to and diversion of effort by the Company, may be necessary to enforce patents issued to us, to protect trade secrets or know-how that we own, to defend ourselves against claimed infringement of the rights of others or to determine the ownership, scope or validity of our proprietary rights and those of others. An adverse determination in any such litigation could subject us to significant liabilities to third parties, could require us to seek licenses from third parties and could prevent us from manufacturing, selling or using our products, any of which could have a material adverse effect on our business, financial condition and results of operations.

            We are a party to certain license agreements that grant significant proprietary rights and which can be terminated by the licensor in the event of certain material breaches on our part. If in the future, any of these agreements were terminated we could lose the right to continue to develop and market one or more products. We can provide no assurance that defaults will not occur in the future.


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VOLATILITY OF STOCK PRICE; ADVERSE EFFECT OF SALES ON MARKET PRICE AND DILUTION

            Historically, the market price for securities of companies with high technology medical products has been highly volatile. From time to time the securities of some companies experience significant price and volume fluctuations that are unrelated to the operating performance of the company. There are many factors that may have a material adverse effect on the market price of our Common Stock. These factors could be events such as announcements of technological innovations or new diagnostic or therapeutic products, changes in government regulations, public concern as to product safety, fluctuations in operating results, developments in patent or other proprietary rights and general market conditions. In addition, future sales of common stock by existing shareholders and holders of options and warrants could adversely affect the prevailing market price of the Company's Common Stock.


LIQUIDITY OF COMMON STOCK; TRADING ON OTC BULLETIN BOARD

            The Company's Common Stock is currently traded on the OTC Bulletin Board under the symbol SPSI. The OTC Bulletin Board is a less orderly market than the Nasdaq SmallCap Market on which the Company's Common Stock formerly traded. Although the Company anticipates re-listing its shares on Nasdaq after obtaining FDA clearance for, and beginning commercialization of, the OBS, there can be no assurance that the Company will be able to re-list its Common Stock on Nasdaq. As a result, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the market value of the Company's Common Stock. In addition, the Company is subject to a rule promulgated by the Securities and Exchange Commission that, if the Company fails to meet criteria set forth in such rule, imposes various sales practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transactions prior to sale. Consequently, the rule may have an adverse effect on the ability of broker-dealers to sell the Company's securities, which may affect the ability of purchasers of the Company's Common Stock to sell the Common Stock in the secondary market.


DEPENDENCE ON KEY PERSONNEL

            Our success is highly dependent on our ability to retain principal members of our management and scientific staff, including Chester E. Sievert, Jr., the Company President and Chief Executive Officer, and to recruit additional qualified personnel. There is intense competition for qualified personnel from other companies, organizations, and research and academic institutions. We can provide no assurance that we will be successful in hiring or retaining qualified personnel. The loss of key personnel or the inability to hire or retain qualified personnel could have an adverse effect on our business, financial condition and results of operations.


DEPENDENCE ON CONSULTANTS AND CONTRACT MANUFACTURERS

            We are a party to key consulting arrangements with a number of individuals and business organizations. These arrangements provide us with services in the area of regulatory compliance and submissions, management, and software development. Risks attendant to the use of consultants include our ability to hire competent consultants and the availability of such consultants on short notice. We also rely on contract manufacturers. Contract manufacturers we use will be subject to audit by the FDA, and there can be no assurance that they will be in compliance with applicable FDA regulations. Additional risks associated with the use of contract manufacturers include potential difficulties in maintaining proprietary information, potential inability to obtain products on a timely basis, and a lack of control over costs, inventory and the manufacturing process.




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PRODUCT LIABILITY RISK; LIMITED INSURANCE COVERAGE

            The Company faces an inherent business risk of exposure to product liability claims. Clinical trials or marketing of any of our products may expose us to liability claims resulting from the use of such products. These claims might be made directly by consumers, health care providers or by others selling the products. We currently maintain $2 million of product liability insurance coverage. We can provide no assurance that we will be able to maintain such insurance at a reasonable cost or at all. If we are not able to maintain insurance at acceptable costs or at all, it could adversely affect the clinical testing or commercialization of our products. The Company will also be likely to require additional product liability insurance as it begins to commercialize its products. In addition, there can be no assurance, regardless of the availability of product liability insurance, that we will be adequately protected from claims that may be brought against us. A product liability claim or recall could have a material adverse effect on our business, financial condition and results of operations.


DEPENDENCE ON SOLE OR LIMITED SOURCES OF SUPPLY

            Currently, we purchase raw materials and certain key components of our products, including the Forceps and certain components of the OBS Console, from sole, single or limited sources of supply. For certain of these components, there are relatively few alternative sources of supply. We currently have an agreement with a leading manufacturer of medical forceps in the United States. Under this agreement, the contract manufacturer has agreed to supply us with such quantity of OBS Forceps as we require. This agreement expires in June 2000 but may be renewed by the contract manufacturer for an additional two years upon six months' notice. We can provide no assurance that such agreement will be renewed. Furthermore, establishing additional or replacement suppliers for the OBS Forceps or for the laser light source and spectrophotometer used in the OBS Console may not be accomplished quickly and could involve significant additional costs. The inability of any of our suppliers to provide an adequate supply of components in a timely manner, or our inability to locate qualified alternative suppliers for materials and components at a reasonable cost, could adversely affect our business, financial condition and results of operations. Any delays or shortages, particularly as we scale up our manufacturing activities in support of sales, could have a material adverse effect on our business, financial condition and results of operations.


HIGHLY COMPETITIVE INDUSTRY

            The medical device industry is highly competitive. Although we are not aware of any direct competitors using an endoscopic optical biopsy system to detect and differentiate between healthy and cancerous tissues in the gastrointestinal tract, there can be no assurance that we will be the first to market such a system or to market such a system effectively. Many of our competitors and potential competitors have substantially greater capital resources than us and also have greater resources and expertise in the areas of research and development, obtaining regulatory approvals, and manufacturing and marketing products. We can provide no assurance that our competitors and potential competitors will not succeed in developing, marketing and distributing technologies and products that are more effective than those developed and marketed by us or that would render our technology and products obsolete or non-competitive. In addition, we can provide no assurance that we will be able to compete effectively against such competitors and potential competitors in terms of manufacturing, marketing and sales.


NEED FOR CONTINUOUS PRODUCT DEVELOPMENT; RISK OF RAPID TECHNOLOGICAL CHANGE

            The medical device industry is characterized by rapid innovation and technological change. Any product we develop that gains regulatory clearance or approval will have to compete for market


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

acceptance and market share. Since the medical device industry is subject to rapid technological innovation, the life cycle of any particular product is short and, as a result, an important factor in such competition may be the timing of market introduction of competitive products. Accordingly, the relative speed with which we can develop products, gain regulatory approval and reimbursement acceptance and supply commercial quantities of the product to the market are expected to be important competitive factors. We can provide no assurance that alternative diagnostic systems or other discoveries and developments with respect to diagnosis and treatment of cancer and other human diseases will not render our products obsolete.


YEAR 2000 MATTERS

            Many currently installed computer systems and software are coded to accept only two digit entries in the date code fields. These date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. This problem could result in system failures or miscalculations, which could cause disruptions of business operations (including a temporary inability to process transactions, send invoices or engage in other business activities). As a result, many companies' computer systems and software will need to be upgraded or replaced in order to comply with Year 2000 requirements. The potential global impact of the Year 2000 problem is not known, and, if not corrected in a timely manner, could affect the Company and the U.S. and world economy generally. We are currently taking steps to ensure Year 2000 compliance for our products and systems as well as those of important customers and suppliers. We believe that most of our products and systems are currently Year 2000 ready. Although we can provide no assurance, we believe that readiness for all of our products and systems that are not Year 2000 compliant will be achieved prior to January 1, 2000.


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